Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1) and related Prospectus of Ultra Petroleum Corp. and to the incorporation by reference therein of our reports dated February 22, 2017, with respect to the consolidated financial statements of Ultra Petroleum Corp. and subsidiaries (Debtor-in-Possession) and the effectiveness of internal control over financial reporting of Ultra Petroleum Corp. and subsidiaries (Debtor-in-Possession), included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Houston, Texas

April 26, 2017